PRESS RELEASE

Contact: Ronnie R. Shambaugh President and CEO (618) 345-1121
FOR IMMEDIATE RELEASE

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION OF COLLINSVILLE COMPLETES STOCK OFFERING AND CONVERSION

Collinsville, Illinois, June 29, 2016 – Best Hometown Bancorp, Inc. (the "Company"), the holding company for Home Federal Savings and Loan Association of Collinsville (the “Bank”), announced that it completed its stock offering in connection with the mutual-to-stock conversion of the Bank on June 29, 2016.  The Company's common stock will be quoted on the OTC Pink Marketplace under the symbol BTHT, and will begin trading on June 30, 2016.

The Company sold 826,208 shares of its common stock at $10.00 per share for gross proceeds of approximately $8.3 million.  Orders from eligible members of the Bank, whose orders were received by the June 16, 2016 subscription deadline, will be filled in full.  In addition, the Bank’s tax-qualified employee stock ownership plan purchased 66,096 shares of the Company's common stock.   Shares of the Company's common stock sold in the offering will be issued in book entry form and held electronically on the books of our transfer agent, American Stock Transfer & Trust Company, LLC.  Stock certificates will not be issued.  A statement reflecting ownership of shares of common stock sold in the offering will be mailed by our transfer agent to the persons entitled thereto at the address noted by them on their stock order form.  The Company expects that such ownership statements will be mailed to subscribers on or about June 29, 2016.

The Board of Directors, officers and employees of the Company and the Bank wish to express their gratitude for the overwhelming support for the offering by their customers and look forward to having the opportunity to serve the needs of their customers and stockholders in the future.

Home Federal Savings and Loan Association of Collinsville is a federal savings and loan association that was organized in 1887.  In connection with the completion of the conversion, the Bank intends to change its name to Best Hometown Bank on or about July 8, 2016.  The Bank conducts its operations from its main office in Collinsville, Illinois and its full-service branch office in Maryville, Illinois.

Raymond James & Associates, Inc. ("Raymond James") acted as marketing agent for the Company in connection with the offering.  Luse Gorman, PC acted as legal counsel to the Company in connection with the offering.  Jones Walker LLP acted as legal counsel to Raymond James in connection with the offering.

This press release contains certain forward-looking statements about the conversion and offering.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the conversion and offering, delays in receiving final regulatory approvals or in satisfying other conditions to closing, changes required to be made to the independent appraisal by the Office of the Comptroller of the Currency, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.